Exhibit 99

National Western Life Announces 2003 Second Quarter Earnings

Austin, Texas, August 7, 2003 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLIA), announced today second quarter 2003 consolidated net earnings of $17.1 million, or $4.82 per diluted share, an increase over consolidated net earnings of $8.8 million, or $2.47 per diluted share, reported for the second quarter of 2002. Consolidated net earnings for the first six months of 2003 were $26.8 million, or $7.56 per diluted share, compared with $21.0 million, or $5.92 per diluted share, reported a year ago. The Company's book value per share at June 30, 2003 increased to $183.19.

Earnings from operations, excluding net realized gains and losses on investments (1), totaled $16.8 million, or $4.75 per diluted share, for the second quarter ended June 30, 2003, compared with $14.3 million, or $4.02 million per diluted share, for the quarter ended June 30, 2002. For the first six months of 2003, earnings from operations were $30.9 million, or $8.72 per diluted share, versus $26.5 million, or $7.46 per diluted share, for the first six months of 2002. Observing the company's second quarter and six-month results, Mr. Moody noted that the Company's annuity sales (2) in 2003 have eclipsed previous record levels. Annuity sales of $359 million in the second quarter of 2003 were an all-time Company record and significantly surpassed annuity sales of $90 million posted in the second quarter of 2002. Year-to-date, annuity sales were $529 million compared to $169 million during the first six months of 2002.

Mr. Moody stated that the Company experienced a noticeable improvement in the second quarter of 2003 in fair values of bond securities in sectors previously depressed by the market. For the quarter, the Company reported net realized investment gains after tax of $0.3 million, or $0.07 per diluted share. For the first six months of the year, the Company incurred investment losses, net of taxes, of $4.1 million, or $1.16 per diluted share, compared to investment losses of $5.5 million, or $1.54 per diluted share, during the first six months of 2002. The 2002 losses were substantially incurred during the second quarter and primarily represented an impairment write down of the Company's WorldCom bond holdings.

At June 30, 2003, the Company maintained total stockholders' equity of $647.7 million, assets in excess of $4.7 billion, and life insurance in force of approximately $12.3 billion.

(1)     The Company views earnings from operations, a non-GAAP financial measure, as an important indicator of financial performance. Presented in conjunction with net earnings, the combined presentation can enhance an investor's understanding of the Company's underlying profitability and results from ongoing operations. The definition of earnings from operations, as presented in this press release, excludes net realized investment gains and losses after tax. A reconciliation of earnings from operations to net earnings has been included as part of this press release.

(2)     Sales for a life insurance company are a non-GAAP financial measure. Sales as shown in this press release are presented in accordance with industry practice and represent the amount of new business sold during the period. The Company believes sales are a useful measure of distribution productivity and are also a leading indicator of future revenue trends. There is no comparable GAAP financial measure and, as a result, no reconciliation is provided.

Summary of Consolidated Operating Results
(In thousands except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenues:
Revenues, excluding realized investment
gains (losses) and index options	$91,580	87,221	180,205	170,704
Index options	9,272	(6,989)	4,808	(9,225)
Realized gains (losses) on investments	392	(8,460)	(6,317)	(8,406)

Total revenues	$101,244	71,772	178,696	153,073

Earnings:
Earnings from operations	$16,830	14,307	30,917	26,506
Net realized gains (losses) on investments	255	(5,499)	(4,106)	(5,464)

Net earnings	$17,085	8,808	26,811	21,042

Basic Earnings Per Share:
Earnings from operations	$4.77	4.06	8.77	7.53
Net realized gains (losses) on investments	0.07	(1.56)	(1.17)	(1.55)

Net earnings	$4.84	2.50	7.60	5.98

Basic Weighted Average Shares	3,528	3,523	3,526	3,520

Diluted Earnings Per Share:
Earnings from operations	$4.75	4.02	8.72	7.46
Net realized gains (losses) on investments	0.07	(1.55)	(1.16)	(1.54)

Net earnings	$4.82	2.47	7.56	5.92

Diluted Weighted Average Shares	3,550	3,559	3,548	3,554

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President
Chief Financial & Administrative Officer
(512) 719-2493
bpribyl@nationalwesternlife.com